                                                                   EXHIBIT 10.17



                          PURCHASE AND SALE AGREEMENT

                                  BY AND AMONG

                       TRANSCOASTAL MARINE SERVICES, INC.

                                      AND

                        C.S.I. HYDROSTATIC TESTERS, INC.
                        HARGETT MOORING AND MARINE, INC.
                          HARGETT INVESTMENTS, L.L.C.

                                      AND

                             DANIEL N. HARGETT, SR.
                                 YVETTE HARGETT
                               RICHARD L. HARGETT



                                August  28, 1997

                              TABLE OF CONTENTS

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
ARTICLE 1

PURCHASE AND SALE OF CSI SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
 1.1 Basic Transaction.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
 1.2 Purchase Price.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
 1.3 CSI Reorganization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
 1.4 Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
 1.5 Registration Rights Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
 1.6 The Escrow Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
 1.7 The Closing.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
 1.8 Excluded Assets.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE 2

CONSIDERATION ADJUSTMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
 2.1 Adjustments to Purchase Price.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
  (a) Determination of Earn-Out   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
  (b) Certain Definitions Related to the Earn-Out   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
  (c) Review of Earn-Out Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
  (d) Reduction for Long-Term Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
  (e) Increase for Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
 2.2 Payment of Earn-Out.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE 3

REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
 3.1 Representations and Warranties by Sellers; Exhibit 3.1   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  (a) Qualification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  (b) Authority Relative to Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  (c) Non-Contravention   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
  (d) Ownership of Company Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
  (e) Restricted Securities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
 3.2 Representations and Warranties of Sellers and CSI; Exhibit 3.2   . . . . . . . . . . . . . . . . . . . . . . . . . 9
 3.3 Representations and Warranties of Sellers and Hargett; Exhibit 3.3   . . . . . . . . . . . . . . . . . . . . . . . 9
 3.4 Representations and Warranties of Sellers and Investments; Exhibit 3.4   . . . . . . . . . . . . . . . . . . . . . 9
 3.5 Representations and Warranties by the Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
  (a) Organization and Qualification, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
  (b) Capital Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
  (c) Subsidiaries, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
  (d) Authority Relative to Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
  (e) Non-Contravention   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
  (f) Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12





                                      -i-
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
  (g) Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
  (h) Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
  (i) Investment Intent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
  (j) Buyer Offering Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE 4

ADDITIONAL COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
 4.1 Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
 4.2 Access to Information.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
 4.3 Amendment to Disclosure Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
 4.4 Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
  (a) Confidential Information.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
  (b) Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
 4.5 Principal Office   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
 4.6 Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
 4.7 Release of Sellers' Guarantees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
 4.8 Sellers' Release of Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
 4.9 Real Estate Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
  (a) Title Insurance Commitments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
  (b) Surveys   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
  (c) Title Insurance Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
  (d) Phase I Environmental Assessment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  (e) Title and Environmental Objections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  (f) Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
 4.10 Confidential Information Memorandum; Registration Statement.  . . . . . . . . . . . . . . . . . . . . . . . . .  22
  (a) Companies to Provide Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  (b) Accuracy of Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  (c) Further Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  (d) Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
 4.11 Certain Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
 4.12 Satisfaction of Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
 4.13 Buyer's IPO   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
 4.14 Financing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
 4.15 Indemnification of Directors and Officers of the Companies  . . . . . . . . . . . . . . . . . . . . . . . . . .  25
 4.16 Availability of Rule 144  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE 5

CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
 5.1 Conditions Precedent to the Obligations of the Buyer.    . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
  (a)Accuracy of Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
  (b) Performance of Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
  (c) Legal Actions or Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26





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
  (d) Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
  (e) CSI Reorganization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
  (f) Policies of Title Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
  (g) Executive Employment Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
  (h) Shareholder Lock-up Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
  (i) Completion of Buyer's IPO   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
  (j) Lender Approval   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
  (k) Opinion of Counsel for the Companies and Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
  (l) Resignations of Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
  (m) All Proceedings to be Satisfactory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
 5.2 Conditions Precedent to the Obligations of Sellers and the Companies.  . . . . . . . . . . . . . . . . . . . . .  28
  (a) Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
  (b) Performance of Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
  (c) Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
  (d) Release from Guarantees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
  (e) Executive Employment Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
  (f) Registration Rights Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
  (g) Lender Approval; Performance Bonds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  (h) Receipt of Memorandum   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  (i) Opinion of Counsel for the Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  (j) Legal Actions or Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  (k) All Proceedings to be Satisfactory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE 6

TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
 6.1 Termination of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  (a) Mutual Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  (b) Termination by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  (c) Termination by Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
  (d) After the Escrow Closing Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
 6.2 Effect of Termination.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE 7

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
 7.1 Survival of Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
 7.2 Indemnification by Sellers.  Sellers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
 7.3 Indemnification by Buyer.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
 7.4 Indemnification Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE 8

STOCK TRANSFER RESTRICTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
 8.1 Compliance with Securities Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33





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
 8.2 Restrictions on Transfer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE 9

FURTHER ASSURANCES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
 9.1 Further Assurances.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
 9.2 Books and Records.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE 10

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
 10.1 Expenses, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
 10.2 Execution in Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
 10.3 Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
 10.4 Waivers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
 10.5 Amendments, Supplements, etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
 10.6 Entire Agreement.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
 10.7 Choice of Forum; Consent to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
 10.8 Binding Effect, Benefits.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
 10.9 Assignability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
 10.10 Invalid Provisions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
 10.11 Knowledge.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38





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Exhibits:

EXHIBIT 1.2 - ALLOCATION OF PURCHASE PRICE

EXHIBIT 1.3 - LIST OF VESSELS

EXHIBIT 1.4 - EMPLOYMENT AGREEMENT

EXHIBIT 1.5 - REGISTRATION RIGHTS AGREEMENT

EXHIBIT 1.8 - EXCLUDED ASSETS

EXHIBIT 3.1 - REPRESENTATIONS AND WARRANTIES OF SELLERS

EXHIBIT 3.2 - REPRESENTATIONS AND WARRANTIES OF SELLERS AND CSI

EXHIBIT 3.3 - REPRESENTATIONS AND WARRANTIES OF SELLERS AND HARGETT

EXHIBIT 3.4 - REPRESENTATIONS AND WARRANTIES OF SELLERS AND INVESTMENTS

EXHIBIT 3.5 - REPRESENTATIONS AND WARRANTIES OF BUYER

EXHIBIT 5.1 - OPINION OF COUNSEL FOR COMPANIES AND SELLERS

EXHIBIT 5.2 - OPINION OF COUNSEL FOR THE BUYER

                          PURCHASE AND SALE AGREEMENT


    This PURCHASE AND SALE AGREEMENT (this "Agreement") made effective as of August 28, 1997, by and among Transcoastal Marine Services, Inc., a Delaware corporation ("Buyer"), C.S.I. Hydrostatic Testers, Inc., a Delaware corporation ("CSI"), Hargett Mooring and Marine, Inc., a Louisiana corporation ("Hargett") Hargett Investments, L.L.C., a Louisiana limited liability company ("Investments") (CSI, Hargett and Investments are sometimes referred to individually as a "Company" and collectively as the "Companies"), and Daniel N. Hargett, Sr., Yvette Hargett, and Richard L. Hargett ("Sellers").

    WHEREAS, the Sellers in the aggregate own all of the outstanding capital stock or membership interests, as the case may be, of the Companies;

    WHEREAS, the Sellers are willing to cause the Companies to reorganize their corporate structure in order to complete the transactions contemplated by this Agreement such that CSI will acquire all of the outstanding capital stock of Hargett; and

    WHEREAS, this Agreement contemplates a series of transactions in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding capital stock of CSI and all of the membership interests of Investments in return for cash and shares of the Buyer's common stock, par value $.001 per share ("TMS Common Stock");

    NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

                                   ARTICLE 1

                        PURCHASE AND SALE OF CSI SHARES

         1.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell and convey to the Buyer, at the Closing (as defined below), all of the outstanding capital stock of CSI (the "CSI Shares") and all of the outstanding membership interests of Investments (the "Investments Interests") for the consideration specified below in this Article
1. For purposes of this Agreement, the term "Sellers" shall include (i) the children of Daniel N. Hargett, Sr. and (ii) Horace Harrington, in the event that Daniel N. Hargett, Sr. transfers any CSI shares to such individuals and such individuals execute an agreement, satisfactory to Buyer, providing that they will be deemed to be parties to this Agreement for all purposes.

         1.2  Purchase Price.   Subject to the adjustments contained in Article
2 hereof, Buyer agrees to pay and deliver to the Sellers at the Closing an aggregate of $48,000,000 (the "Purchase Price") and





                                          CSI Purchase and Sale Agreement/Page 1
pay and deliver to the Sellers at Closing the Tax Adjustment (as defined below), in consideration for delivery of the CSI Shares, for delivery of the Investments Interests and for the other covenants and agreements contained herein and the other documents to be delivered pursuant hereto. The Purchase Price shall be allocated $47,000,000 in payment for the CSI Shares and $1,000,000 in payment for the Investments Interests. The Purchase Price shall be paid to the Sellers by delivery of $40,000,000 in cash payable to the Sellers by wire transfer or delivery of immediately available funds and (ii) $8,000,000 in TMS Common Stock. The Tax Adjustment shall be paid to Sellers in cash by wire transfer or delivery of immediately available funds. For purposes of this Section 1.2, the TMS Common Stock deliverable to the Sellers at the Closing shall have a value (the "Closing Share Price") equal to the price per share paid by the public (the "IPO Price") in the initial public offering of TMS Common Stock (the "IPO"). The Purchase Price and the Tax Adjustment shall be allocated among the Sellers as set forth in Exhibit 1.2 hereto. The Purchase Price shall be increased after the Closing by the amount of the Earn-Out (defined below), if any, payable pursuant to Article 2 of this Agreement and shall be allocated as set forth in Exhibit 1.2 hereto.

         1.3 CSI Reorganization. Immediately prior to the Escrow Closing (defined below), the Sellers shall consummate a transaction pursuant to which CSI shall acquire all of the outstanding capital stock of Hargett resulting in Hargett becoming a wholly-owned subsidiary of CSI (such transaction is sometimes referred to herein as the "CSI Reorganization"). At the Closing, record title to the marine vessels listed in Exhibit 1.3 attached hereto (the "Vessels") that are currently used by the Companies in their respective business operations shall be held by CSI or Hargett, respectively.

         1.4 Employment Agreements. At the Escrow Closing, CSI and certain individuals listed in Schedule 1.4 hereto shall each execute an Executive Employment Agreement in substantially the forms attached as Exhibits 1.4A and 1.4B (the "Executive Employment Agreements"), providing for the employment of each of such employees by CSI for an initial term of two years. The Executive Employment Agreements shall be delivered to the Escrow Agent (defined below) at the Escrow Closing and shall be delivered by the Escrow Agent at the Closing as provided below.

         1.5 Registration Rights Agreements. Buyer and each of the Sellers shall execute and deliver a Registration Rights Agreement substantially in the form attached as Exhibit 1.5 (the "Registration Rights Agreement"). The Registration Rights Agreement shall be delivered to the Escrow Agent at the Escrow Closing and shall be delivered by the Escrow Agent at the Closing as provided below.

         1.6 The Escrow Closing. Not earlier than four business days prior to the Closing (such date is the "Escrow Closing Date"), certain deliveries will be made into escrow (the "Escrow Closing") with an escrow agent to be designated by Sellers (the "Escrow Agent"). The escrow shall be governed by a document escrow agreement to be mutually acceptable to the parties hereto (the "Escrow Agreement"), provided that the Escrow Agreement shall provide that unless (i) Buyer's IPO shall have occurred not later than four business days after the deliveries into escrow, and (ii) the Closing shall have occurred pursuant to which the Buyer





                                          CSI Purchase and Sale Agreement/Page 2
shall have delivered the entirety of the cash portion of the Purchase Price and the Tax Adjustment to Sellers, the Escrow Agent shall immediately, ipso facto, and without any further actions on the part of any of the parties (A) deliver to Sellers any and all certificates, instruments, and documents delivered by Sellers to the Escrow Agent at the Escrow Closing, including, without limitation, the certificates representing the CSI Shares and the assignments of the Investments Interests, (B) deliver to Buyer any and all certificates, instruments and documents delivered by Buyer to the Escrow Agent at the Escrow Closing, including, without limitation, the certificates representing the TMS Common Stock, and (C) mark the Executive Employment Agreements as "CANCELLED." The Escrow Closing will take place at the offices of Chamberlain, Hrdlicka, White, Williams & Martin in Houston, Texas commencing at 9:00 a.m. central standard time. The items to be delivered to the Escrow Agent at the Escrow Closing are as follows: (i) Sellers will deliver the various certificates, instruments, and documents referred to in Section 5.1 below ; (ii) Buyer will deliver the various certificates, instruments, and documents referred to in
Section 5.2 below ; (iii) each of the Sellers will deliver certificates, duly endorsed in blank or accompanied by stock powers duly endorsed to Buyer, and in the form for transfer to Buyer, representing all of the CSI Shares and will deliver assignments of all of the Investments Interests owned by such Seller;
(iv) Buyer will deliver certificates for TMS Common Stock in the amount set forth in Section 1.2 above, such certificate(s) to be in the form for issuance to Sellers; and (v) CSI and the individuals listed in Schedule 1.4 shall each deliver an Executive Employment Agreement between CSI and the respective individual.

         1.7 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Chamberlain, Hrdlicka, White, Williams & Martin in Houston, Texas commencing at 9:00 a.m. central standard time following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) (the date of Closing is the "Closing Date"), provided that the Closing shall take place not later than the fourth business day following the Escrow





                                          CSI Purchase and Sale Agreement/Page 3

Closing. At the Closing (i) Buyer will deliver to Sellers the cash portion of the Purchase Price and the Tax Adjustment as provided in Section 1.2 above;
(ii) the various certificates, instruments and documents held in escrow which are to be delivered to Buyer pursuant to this Agreement (including the CSI Shares and the assignments of the Investments Interests) shall be released and delivered to Buyer; (iii) the various certificates, instruments and documents held in escrow to be delivered to Sellers pursuant to this Agreement (including the certificates for TMS Common Stock and the Registration Rights Agreement) shall be released and delivered to Sellers; (iv) the Executive Employment Agreements shall be released and delivered to CSI and the respective individuals who are parties to such agreements; and (v) any other certificates, instruments and documents not held in escrow which are to be delivered to Buyer and/or Sellers, respectively, shall be delivered to Buyer and/or Sellers, respectively.

         1.8 Excluded Assets. Buyer and Sellers agree that, prior to the Closing Date, Seller shall cause those assets of CSI identified on Exhibit 1.8 attached hereto (the "Excluded Assets") and related liabilities to be transferred to one or more of the Sellers or to a corporation or other entity controlled by one or more of the Sellers

                                   ARTICLE 2

                           CONSIDERATION ADJUSTMENTS

         2.1 Adjustments to Purchase Price. The Purchase Price payable to Seller under this Agreement is subject to the adjustments described in this
Section 2.1:

              (a) Determination of Earn-Out. Sellers shall select an accounting firm, reasonably acceptable to Buyer, and cause such firm to prepare and deliver to Buyer, at Sellers' expense, not more than 30 days after the Closing Date, a statement (the "Earn-Out Statement") based on the financial statements of CSI for the nine months ended September 30, 1997, prepared in accordance with GAAP, and showing (a) the aggregate amount of CSI's current assets and current liabilities as of the Closing Date and the amount of the Working Capital Adjustment (defined below), if any, (b) the calculation of the amount of the Adjusted 1997 EBITDA (defined below) of CSI, and (c) the amount, if any, by which the product of 4.5 multiplied by such Adjusted 1997 EBITDA exceeds the sum of $5,700,000 plus Long-Term Debt (defined below) as of the Closing Date. The amount of such excess (if any) reduced by the Working Capital Adjustment (if any) is the "Earn-Out". For purposes of calculating the Earn-Out, the financial statements of Hargett and Investments shall not be taken into account.

              (b)  Certain Definitions Related to the Earn-Out.

                   (1) "GAAP" means U.S. generally accepted accounting principles consistently applied.





                                          CSI Purchase and Sale Agreement/Page 4

                   (2) "Working Capital Adjustment" means the extent, if any, to which 1.2 times current liabilities exceeds current assets, based on current assets and current liabilities of CSI determined as of the Closing Date in accordance with GAAP; provided however, that (i) prepaid expenses shall be excluded from current assets of CSI, (ii) current maturities of Long Term Debt shall be excluded from current liabilities of CSI for purposes of determining the Working Capital Adjustment, and (iii) CSI's claim for "extra work" under its subcontract with HBH, Inc. dated April __, 1997 (the "Extra Work Claim") shall be included as a current asset.

                   (3) "Long-Term Debt" means the aggregate of all long-term liabilities (including current maturities) of CSI owed to persons other than Sellers and their affiliates as of the Closing Date, including deferred taxes and capitalized lease obligations, determined in accordance with GAAP.

                   (4) "Adjusted 1997 EBITDA" means the sum of (i) Net After-Tax Income (as defined below), plus (ii) the amount of income and franchise taxes deducted in the calculation of Net After-Tax Income, plus (iii) the amount of depreciation and amortization deducted in the calculation of Net After-Tax Income, plus (iv) the amount of interest expense deducted in the calculation of Net After-Tax Income (with amounts in clauses (i) through (iv) above determined in accordance with GAAP), determined with respect to the period from January 1, 1997 through September 30, 1997, and "annualized" by dividing such amount by 9 and multiplying such amount by 12.

                   (5) "Net After-Tax Income" means, with respect to any period, the aggregate net income (or loss) of CSI after deduction for income, franchise and other taxes and without giving effect to non-recurring gains and losses, interest income or investment income, determined for such period in accordance with GAAP. Net After Tax Income shall also be adjusted to exclude from the calculation (a) any rents in excess of $7,000 per month paid or accrued by CSI to Investments, (b) any life insurance premiums paid by CSI on the life of Daniel N. Hargett, Sr., (c) expenses paid by CSI relating to the Companies' entertainment facilities,
              (d) one-half of any amounts (excluding salary and life insurance) paid by CSI with respect to Daniel N. Hargett, Sr.'s travel and entertainment on behalf of the Companies, (e) the book value of the Excluded Assets and (f) the amount of any bonus paid to Horace Harrington by the Companies after June 30, 1997 and prior to the Closing Date.

              (c) Review of Earn-Out Statement Buyer shall have the right to review the Earn-Out Statement (and supporting work papers) and provide written notice to Sellers of Buyer's objections with respect to any error, omission or other discrepancy in the Earn-Out Statement (the "Discrepancy Notice") until 20 days following Buyer's receipt of the Earn-Out Statement. Buyer and Seller shall work together in good faith to resolve any such dispute and agree on the final Earn-Out Statement. In the event that Buyer and Seller cannot agree on the final Earn-Out Statement within 10 days after delivery of Buyer's Discrepancy Notice, Buyer and Seller shall refer the disputed issue





                                          CSI Purchase and Sale Agreement/Page 5
or issues to a national independent public accounting firm (other than the regular accountants for any party or the accountants who prepared the Earn-Out Statement which is reasonably acceptable to each party (the "Arbitrating Accountants") within 15 days following delivery of Buyer's Discrepancy Notice. The Arbitrating Accountants shall be instructed to render a decision, which shall be binding upon both parties, within 20 days. Each party shall be entitled to present any information or analysis concerning the matter in good faith to the Arbitrating Accountants with a copy provided to the other party. Buyer and Sellers shall each bear their own fees and expenses, and the fees and expenses of the Arbitrating Accountants shall be shared equally by Buyer and Sellers.

              (d) Reduction for Long-Term Debt The cash portion of the Purchase Price shall be reduced by an amount equal to the amount by which the aggregate amount of the Companies' long-term debt as of the Closing Date exceeds $5,500,000, unless the Buyer consents to any increase in such long-term debt. For the purpose of this Section 2.1(d), the Companies' long-term debt shall mean indebtedness of any Company to Transamerica Business Credit Corporation or Bank of Sunset and Trust Company.

              (e) Increase for Taxes. The cash portion of the Purchase Price allocated to the purchase of the Investments Interests shall be increased by an amount equal to the difference between (i) the taxes payable by the Sellers who are the owners of the Investments Interests as a result of the purchase of the Investments Interests pursuant hereto and (ii) the taxes which would have been payable by such Sellers in the event that, on the Closing Date, Investments had been a wholly-owned subsidiary of CSI which amount shall be grossed-up to account for federal and state and local income taxes payable by Sellers with respect to such additional amount (such grossed-up amount is the "Tax Adjustment"). For purposes of determining the Sellers' tax liabilities hereunder, such liabilities shall be computed based upon the Internal Revenue Code of 1986, as amended, as in effect on the Closing Date and applicable state and local income tax provisions, as in effect on the Closing Date.

         2.2 Payment of Earn-Out. Within two days after the Buyer and Sellers agree on the content of the Earn-Out Statement (but in no event later than January 31, 1997), Buyer shall deliver payment of the Earn-Out to Sellers (if the Earn-Out is greater than zero), allocated among the Sellers as set forth in
Schedule 1.2, by delivery of cash and TMS Common Stock in the same ratio as the Purchase Price is paid pursuant to Section 1.2. For purposes of this Section 2.2, the TMS Shares delivered as payment of the Earn-Out shall have a value equal to the lesser of: (1) the IPO Price, or (2) the average of the daily closing prices (or if no closing price is reported, the average of the daily closing bid and asked prices) of TMS Common Stock for the ten consecutive trading days ending on and including the date that is three trading days prior to the payment date.


                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

         3.1 Representations and Warranties by Sellers; Exhibit 3.1. Each Seller represents and warrants to Buyer that the statements with respect to such Seller contained in this Section 3.1





                                          CSI Purchase and Sale Agreement/Page 6
are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date and the Escrow Closing Date (as though made then and as though such dates were substituted for the date of this Agreement throughout this Section 3.1) except as set forth in the disclosure schedule contained in Exhibit 3.1 attached hereto, delivered by the Sellers to the Buyer on the date hereof and initialed by the parties hereto (the "Sellers Disclosure Schedule"). The representations and warranties of each Seller are made severally and are not made as to any other Seller. The Sellers Disclosure Schedule will be arranged in sections and paragraphs corresponding to the lettered and numbered sections and paragraphs contained in this Section 3.1.
The Sellers Disclosure Schedule constitutes an exception to each warranty or representation set forth in this Section 3.1, whether or not such warranty or representation specifically refers to the Sellers Disclosure Schedule, accordingly each warranty or representation set forth in this Section 3.1 is deemed to be preceded by the clause: "Except as set forth in the Sellers Disclosure Schedule..."

         (a) Qualification. Each Seller has the power and authority to own his or her properties and assets and carry on his or her business and affairs as currently conducted.

         (b) Authority Relative to Agreement. Each Seller has the power and authority to execute and deliver this Agreement. Each Seller has power and authority to perform this Agreement and to consummate the transactions contemplated on the part of such Seller hereby. To each Seller's knowledge, no proceeding on the part of such Seller, and, except for those approvals described in Exhibit 3.1(b) to this Agreement, no notice, consent, authorization, order or approval of, filing or registration with, any governmental commission, board or other regulatory body or any bank, bonding company, lender, surety, customer, supplier, or any other person whatsoever is required for or in connection with the execution and delivery of this Agreement by such Seller. To each Seller's knowledge, no proceeding on the part of such Seller, and no notice, consent, authorization, order or approval of, filing or registration with, any governmental commission, board or other regulatory body or any bank, bonding company, lender, surety, customer, supplier, or any other person whatsoever is required for or in connection with the performance of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Seller and is a valid and binding Agreement of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws relating to creditors' rights generally or general principles of equity (whether considered in a proceeding in equity or at law) or by public policy applicable to securities laws.

         (c) Non-Contravention. To each Seller's knowledge, except as provided in Exhibit 3.1(c) to this Agreement, the execution, delivery and performance of this Agreement by such Seller does not, and the consummation by such Seller of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to the loss of a material benefit under, or





                                          CSI Purchase and Sale Agreement/Page 7
    result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any of the property or assets of any of the Companies pursuant to any provision of, any mortgage, lien, lease, agreement, license, instrument, law, ordinance, regulation, order, arbitration award, judgment or decree to which any of the Companies is a party or by which any of the Companies' respective assets are bound. To each Seller's knowledge, except as provided in Exhibit 3.1(c) to this Agreement, the execution, delivery and performance of this Agreement by each Seller does not and the consummation by such Seller of the transactions contemplated hereby will not violate or conflict with any other restriction of any kind or character to which any Company is subject or by which the Companies' respective assets may be bound.

         (d) Ownership of Company Common Stock. Each Seller is, and on the Closing Date and the Escrow Closing Date will be, the record and beneficial owner of the number of CSI Shares or Investment Interests, as the case may be, set forth opposite such Seller's name on Exhibit 3.1(d) to this Agreement. Each Seller is the record and beneficial owner of his or her shares of such capital stock or membership interests, as the case may be, free and clear of all liens, claims, encumbrances and rights of others of any nature whatsoever, with full power to vote all such shares on any matter that may properly come before shareholders or members, as the case may be, of the Companies, and the Seller may exercise such voting power on any matter without violation of the rights of any person. There are no rights, warrants or options outstanding with respect to the capital stock or membership interests, as the case may be, owned by such Seller and Seller has no obligation to deliver capital stock or membership interests, as the case may be, of the Companies or any of their respective Subsidiaries to any person as of the date hereof, at any time on or prior to the Escrow Closing Date, thereafter or as a result thereof or in connection therewith except as provided in this Agreement.

         (e)  Restricted Securities.

              (1) Each Seller acknowledges that the shares of TMS Common Stock which Seller may acquire pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, if acquired pursuant to this Agreement, are being acquired for each Seller's own account. If acquired pursuant to this Agreement, the TMS Common Stock will be subject to Article 8 below.

              (2) Each Seller has the knowledge and experience in financial and business matters to enable him or her to evaluate the merits and risks of approving this Agreement and the transactions contemplated herein, and, if applicable, acquiring shares of TMS Common Stock.

              (3) Each Seller is able to bear the economic risks of his or her investment in the TMS Common Stock, if any, including the risk of a complete loss of the value of TMS Common Stock.





                                          CSI Purchase and Sale Agreement/Page 8

              (4) Each Seller has been represented by legal counsel in this transaction and such Seller and his or her representatives, including such counsel, have been given the opportunity to ask questions of, and receive answers from, the officers of the Buyer concerning the terms of the transactions contemplated by this Agreement and the affairs and the business and financial condition of the Buyer.

              (5) Each Seller has received a confidential private placement memorandum concerning the Buyer and an investment in shares of TMS Common Stock, and each Seller and his or her representatives have been given such access to all documents, books and additional information concerning Buyer which they have requested regarding Buyer.

              (6) Each Seller has conducted such investigations by himself or herself and through his or her representatives in making a decision to enter into this Agreement and the transactions contemplated in Article 1 herein as such Seller has deemed necessary and advisable.

              (7) Each Seller acknowledges and agrees that the TMS Common Stock issued to such Seller, if any, may not be disposed of except in accordance with the provisions of Article 8 hereof and the applicable Registration Rights Agreement.

              (8)  None of the representations made by the Sellers in this
         Section 3.1(e) shall affect any of Seller's rights under any other section of this Agreement.

    3.2  REPRESENTATIONS AND WARRANTIES OF SELLERS AND CSI; EXHIBIT 3.2.
Daniel N. Hargett, Sr. and CSI, jointly and severally, represent and warrant to Buyer that the statements contained in Exhibit 3.2 attached hereto are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date and the Escrow Closing Date (as though made then and as though such dates were substituted for the date of this Agreement throughout Exhibit 3.2) except as otherwise set forth in the disclosure schedule delivered by Daniel N. Hargett, Sr. and CSI to Buyer on the date hereof and initialed by the parties hereto (the "CSI Disclosure Schedule").
The CSI Disclosure Schedule will be arranged in sections and paragraphs corresponding to the lettered and numbered sections and paragraphs contained in
Exhibit 3.2. The CSI Disclosure Schedule constitutes an exception to each warranty or representation set forth in Exhibit 3.2, whether or not such warranty or representation specifically refers to the CSI Disclosure Schedule, accordingly each warranty or representation set forth in Exhibit 3.2 is deemed to be preceded by the clause: "Except as set forth in the CSI Disclosure Schedule..."

    3.3 REPRESENTATIONS AND WARRANTIES OF SELLERS AND HARGETT; EXHIBIT 3.3. Daniel N. Hargett, Sr. and Hargett, jointly and severally, and Richard L. Hargett and Hargett, jointly and severally, represent and warrant to Buyer that the statements contained in Exhibit 3.3 attached hereto are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date and the Escrow Closing Date (as though made then and as though such dates were substituted for the date of this Agreement throughout
Exhibit 3.3), except as otherwise





                                          CSI Purchase and Sale Agreement/Page 9
set forth in the disclosure schedule delivered by Daniel N. Hargett, Sr., Richard L. Hargett and Hargett to Buyer on the date hereof and initialed by the parties hereto (the "Hargett Disclosure Schedule"). The representations of Daniel N. Hargett, Sr. and Richard L. Hargett are made severally and each of them is not making any representation or warranty regarding any other Seller. The Hargett Disclosure Schedule will be arranged in sections and paragraphs corresponding to the lettered and numbered sections and paragraphs contained in
Exhibit 3.3. The Hargett Disclosure Schedule constitutes an exception to each warranty or representation set forth in Exhibit 3.3, whether or not such warranty or representation specifically refers to the Hargett Disclosure Schedule, accordingly each warranty or representation set forth in Exhibit 3.3 is deemed to be preceded by the clause: "Except as set forth in the Hargett Disclosure Schedule..."

    3.4  REPRESENTATIONS AND WARRANTIES OF SELLERS AND INVESTMENTS; EXHIBIT
3.4. Daniel N. Hargett, Sr. and Investments, jointly and severally, and Yvette Hargett and Investments, jointly and severally, represent and warrant to Buyer that the statements contained in Exhibit 3.4 attached hereto are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date and the Escrow Closing Date (as though made then and as though such dates were substituted for the date of this Agreement throughout
Exhibit 3.4), except as otherwise set forth in the disclosure schedule delivered by Daniel N. Hargett, Sr., Yvette Hargett and Investments to Buyer on the date hereof and initialed by the parties hereto (the "Investments Disclosure Schedule"). The Investments Disclosure Schedule will be arranged in sections and paragraphs corresponding to the lettered and numbered sections and paragraphs contained in Exhibit 3.4. The representations of Daniel N. Hargett, Sr. and Yvette Hargett are made severally and each of them is not making any representation or warranty regarding any other Seller. The Investments Disclosure Schedule constitutes an exception to each warranty or representation set forth in Exhibit 3.4, whether or not such warranty or representation specifically refers to the Investments Disclosure Schedule, accordingly each warranty or representation set forth in Exhibit 3.4 is deemed to be preceded by the clause: "Except as set forth in the Investments Disclosure Schedule..."

    3.5 REPRESENTATIONS AND WARRANTIES BY THE BUYER. The Buyer represents and warrants to the Sellers and the Companies that the statements contained in this
Section 3.5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date and the Escrow Closing Date (as though made then and as though such dates were substituted for the date of this Agreement throughout this Section 3.5), except as set forth in the disclosure schedule delivered by the Buyer to the Sellers and Investments on the date hereof and initialed by the parties hereto (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule will be arranged in sections and paragraphs corresponding to the lettered and numbered sections and paragraphs contained in this Section 3.5.

         (a) Organization and Qualification, etc. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has corporate power and authority and, to the knowledge of Buyer, all licenses, permits, titles and authorizations necessary, to own all of its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in





                                         CSI Purchase and Sale Agreement/Page 10
    each jurisdiction as set forth in Schedule 3.5(a) of the Buyer Disclosure Schedule where, to the reasonable belief of Buyer, such qualification is appropriate. The copies of the Buyer's Certificate of Incorporation and Bylaws, as amended to date, which have been delivered to Sellers are complete and correct, and such instruments, as so amended, are in full force and effect at the date hereof.

         (b) Capital Stock. The entire authorized capital of Buyer consists of 25,000,000 shares of capital stock which is divided into (1) 3,000,000 shares of restricted common stock having a par value of $.001 per share,
    (ii) 20,000,000 shares of common stock having a par value of $.001 per share (i.e., TMS Common Stock), and (3) 2,000,000 shares of preferred stock having a par value of $.001 per share. As of the date hereof, 1,256,000 shares of TMS Common Stock are validly issued and outstanding, fully paid and non-assessable. No shares of the capital stock of Buyer have been issued in violation of the preemptive rights of any past or present shareholder. Except as set forth in Schedule 3.5(b) of the Buyer Disclosure Schedule, there are no outstanding subscriptions, shares of capital stock, calls, warrants, options, contracts, commitments, or demands relating to the capital stock of Buyer or other agreements of any character under which Buyer would be obligated to issue or purchase shares of its capital stock. There is no voting agreement, voting trust, proxy or other agreement or understanding with respect to the voting of the capital stock of Buyer. Buyer has no commitments to issue or sell any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from Buyer, any shares of its capital stock and no securities or obligations evidencing any such rights are outstanding, except as set forth in Schedule 3.5(b).

         (c) Subsidiaries, etc. Buyer does not own of record or beneficially, directly or indirectly, (1) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (2) any participating interest in any partnership, joint venture or other non-corporate business enterprise. Except as described on Schedule 3.5(c) of the Buyer Disclosure Schedule, neither Buyer nor any subsidiary of Buyer owns or has any right or obligation to acquire any class of securities (including, without limitation, debt securities) issued by any person or company, and neither Buyer nor any subsidiary of Buyer is a party to or bound by any partnership, joint venture, or voluntary association with any person for the conduct of any business.

         (d) Authority Relative to Agreement. Buyer has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated on the part of Buyer hereby. The execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated on its part hereby have been duly authorized by its Board of Directors. No other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement by Buyer. Except for corporate action related to the IPO, no other corporate proceedings on the part of Buyer are necessary to authorize the performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is enforceable against Buyer in accordance





                                         CSI Purchase and Sale Agreement/Page 11
    with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws relating to creditors' rights generally or general principles of equity (whether considered in a proceeding in equity or at law) or by public policy applicable to securities laws.

         (e) Non-Contravention. The execution, delivery and performance of this Agreement by Buyer do not and the consummation by Buyer of the transactions contemplated hereby will not (1) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, government agency, or court to which Buyer or any of its assets is subject or (2) violate any provision of the Certificate of Incorporation or Bylaws of Buyer, or (3) violate or result in, with the giving of notice or the lapse of time or both, the violation of any provision of, or result in the acceleration of or entitle any party to terminate or accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property of Buyer pursuant to any provision of any mortgage, lien, lease, agreement, contract, license, or instrument to which Buyer is a party or by which any of its assets is bound.

         (f) Approvals. Except for the declaration of effectiveness of the registration statement ("Registration Statement") filed in connection with Buyer's IPO by the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act, and the consents and approvals required pursuant to state securities laws with respect to the IPO, and except as set forth in
    Schedule 3.5(f) of the Buyer Disclosure Schedule, no notice, consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body or any other person is required for or in connection with the execution, delivery and performance of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

         (g) Litigation. There are no actions, claims, proceedings, arbitrations or governmental investigations pending against, relating to or affecting Buyer or any of its assets or properties at law or in equity, before or by any federal, state, or municipal court, agency or other governmental entity, or by any other person nor, to Buyer's knowledge, are any such matters threatened.

         (h) Brokers. Other than McFarland Grossman & Company, Inc., all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyer directly with Sellers and the Companies, without the intervention of any person on behalf of Buyer in such manner as to give rise to any valid claim by any person against Buyer for a finder's fee, brokerage commission, or similar payment.

         (i)  Investment Intent.




                                         CSI Purchase and Sale Agreement/Page 12

              (a) Buyer is acquiring the CSI Shares and the Investments Interests solely for the purpose of investment, for its own account and not with a view to or for sale in connection with any distribution thereof within the meaning of Section 2(11) of the Securities Act. Buyer acknowledges that the CSI Shares and the Investments Interests are being sold to Buyer by each of the Sellers in reliance upon one or more exemptions from registration contained in the Securities Act and applicable state securities laws. The reliance by Sellers upon such exemptions is based in part upon the representations set forth in this
         Section 3.5(i).

              (b) Buyer understands that the CSI Shares and the Investments Interests have not been registered under the Securities Act, that it has no right to demand the registration of the CSI Shares or the Investments Interests under the Securities Act to permit them to be resold, that there is no assurance that CSI or Investments will file any such registration in the future, that there is no established market for the CSI Shares or the Investments Interests and that there is no likelihood one will develop. Buyer understands and agrees that the CSI Shares and the Investments Interests must be held indefinitely and cannot be transferred unless they are subsequently registered under the Securities Act or an exemption from such registration is available with respect to such transfer.

              (c) Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the CSI Shares and the Investments Interests and of making an informed investment decision.

              (d) Buyer is able to bear the economic risk of its investment in the CSI Shares and the Investments Interests, to hold the CSI Shares and the Investments Interests for an indefinite period of time and to afford a complete loss of its investment in the CSI Shares and the Investments Interests.

              (e) Buyer and its representatives have been given access to all documents, books and additional information concerning CSI, Hargett and Investments which they have requested.

              (f) Buyer has been represented by legal counsel in this transaction and Buyer and its representatives, including such counsel, have been given the opportunity to ask questions of, and receive answers from, the officers of CSI concerning the terms of the transactions contemplated by this Agreement and the affairs and the business and financial condition of CSI, Hargett and Investments.





                                         CSI Purchase and Sale Agreement/Page 13

              (g) Buyer has conducted such investigations in making a decision to enter into this Agreement and the transactions contemplated in
         Article I herein as Buyer has deemed necessary and advisable.

              (h) None of the representations made by Buyer in this Section 3.5(i) shall affect any of Buyer's rights under any other section of this Agreement.

              (i) Buyer Offering Documents. Buyer has delivered to each of the Sellers a confidential private placement memorandum, and will deliver to each of the Sellers prior to the Closing Date a copy of any registration statement prepared by it, in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Buyer Offering Documents"). As of their respective dates, the Buyer Offering Documents (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE 4

                      ADDITIONAL COVENANTS AND AGREEMENTS

    4.1 CONDUCT OF BUSINESS. During the period from the date hereof to the Closing Date, except as otherwise contemplated by this Agreement, Sellers shall use reasonable efforts to cause each of the Companies to, and each of the Companies shall use reasonable efforts to, conduct its operations according to its ordinary and usual course of business, subject to the foregoing, to preserve substantially intact its business organization, keep available the services of its officers and employees, and maintain its present relationships with licensors, suppliers, distributors, customers and others having significant business relationships with it. Representatives of the Companies will confer with representatives of Buyer to keep it informed with respect to the general status of the on-going operations of the business of such Company. Without limiting the generality of the foregoing, Sellers will use reasonable efforts to cause each of the Companies to:

              (a) carry on its business in substantially the same manner as heretofore carried on and not introduce any material new method of management, operation or accounting, nor provide discounted services outside the ordinary course of business;

              (b) maintain its properties, facilities, equipment and other assets, including those held under leases, in good working order, condition and repair, ordinary wear and tear excepted;

              (c) perform all of its obligations under all debt and lease instruments and other agreements relating to or affecting its business, assets, properties, equipment and rights, and





                                         CSI Purchase and Sale Agreement/Page 14
         pay all vendors, suppliers, and other third parties (including mechanics and materialmen) as and when their bills are payable in the ordinary course of business and pay in full all payroll obligations when due;

              (d) maintain its present debt and lease instruments (unless same are otherwise mature) and refrain from entering into new or amended debt or lease instruments (other than expansion of CSI's existing line of credit with Iberia Savings Bank ("ISB") which CSI is currently negotiating) without prior written consent of Buyer;

              (e) not incur any indebtedness other than ordinary trade accounts payable in the ordinary course of business and other than borrowings under the ISB line of credit;

              (f) keep in full force and effect its present insurance policies or other comparable insurance coverage;

              (g) use reasonable efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationship with suppliers, customers and others having business relations with such Company;

              (h) refrain from effecting any change in the certificate of incorporation, certificate of organization , bylaws, regulations (or other organizational document) or capital structure of the Company and refrain from entering into or agreeing to enter into any merger or consolidation by the Company with or into, and refrain from acquiring all or substantially all of the assets, capital stock or business of, any person, corporation, partnership, association or other business organization or division of any thereof, provided that nothing herein shall prohibit the contemplated acquisition by CSI of the capital stock of Hargett;

              (i) refrain from incurring any expenditures outside the normal course of business, including any capital expenditures (or series of related expenditures) in excess of $50,000, without prior written notification to Buyer, except capital expenditures related to the installation of two Bingham pump packages below deck and a moon pool on M/V Discovery;

              (j) refrain from starting or acquiring any new businesses which might reasonably be expected to have a material adverse effect on the value of any Company, without prior written notification to Buyer;

              (k) other than in the normal course of business, refrain from increasing its present salaries and commission levels for all officers, directors, managers, employees or agents, refrain from entering into an employment agreement except in the ordinary course of business, and refrain from entering into any collective bargaining agreement; and

              (l) refrain from declaring or paying any fees, commissions or loans outside the ordinary course of business, and refrain from declaring or paying any bonuses except (i) bonuses under any Company's existing contractual commitments to Gerald F. Palliser, Sr.





                                         CSI Purchase and Sale Agreement/Page 15
         and (ii) discretionary bonuses to officers and employees to the extent that the aggregate amount of all such discretionary bonuses paid or declared during 1997 do not exceed, in the aggregate, 10% of the Company's pre- tax net income during 1997 through the date of the latest such payment; and

              (m) refrain from declaring or paying any dividends or distributions to any shareholders or members, as the case may be (including Sellers), directors, managers, sales agents, employees or other personnel, except for (i) any open account debt from any Seller in favor of any Company, (ii) the Excluded Assets, and (iii) any other dividends and distributions to shareholders paid or declared after June 30, 1997 which in the aggregate do not exceed 42% of the Company's pre-tax net income during 1997 through the date of the latest such distribution.

              (n) promptly notify Buyer of the receipt by them or the Company of any notice or claim, written or oral, of (a) default or breach by the Company under, or of any termination (other than at the end of the stated term thereof) or cancellation, or threat of termination (other than at end of the stated term thereof) or cancellation, of any contract, lease, permit or license (or series of related agreements, contracts, leases, permits and licenses ) involving more than $50,000 to which the Company or its subsidiaries as set forth on the Disclosure Schedules hereto is a party or by which any of them is bound, (b) any loss of, damage to or disposition of, any of the properties, assets or the products of the Company of a value of $50,000 or more, singly or in the aggregate (other than the sale or use in the ordinary course of business), (c) any claim or litigation threatened or instituted, or any other adverse event or occurrence involving or affecting the Company or its assets, properties, operations, businesses or employees, and (d) any proposal made by any third party received by the Company or of which any Seller obtains knowledge in respect of any sale or other disposition, direct or indirect, of the assets (other than the sale or use of inventories in the ordinary course of business), businesses or outstanding capital stock or other ownership or voting interests of the Company;

              (o) comply with and cause to be complied with all applicable laws, rules, regulations and orders of all federal, state and local governments or governmental agencies affecting or relating to the Company or its assets, properties, operations, businesses or employees except where the failure to comply will not have a material adverse effect on the Company;

              (p) except as provided in Section 4.1(m) hereof, refrain from any sale, disposition, distribution or encumbrance of any of its properties or assets (except the Excluded Assets) and refrain from entering into any agreement or commitment with respect to any such sale, disposition, distribution or encumbrance (other than sales in the ordinary course of business);

              (q) refrain from any purchase or redemption of any capital stock or other voting interest of the Company and refrain from issuing any capital stock or other voting interest,





                                         CSI Purchase and Sale Agreement/Page 16
         provided that nothing herein shall prohibit the contemplated acquisition by CSI of the capital stock of Hargett;

              (r) refrain from making any change in any accounting principle, classification, policy or practice;

              (s) manage working capital in the ordinary course consistent with past practice and except as consistent with past practice, refrain from providing any discounted services or products, discounting any receivables or taking any action to accelerate payment of any receivable prior to its due date; and

              (t) without notice to Buyer, refrain from entering into any contract, lease, undertaking, commitment, mortgage, indenture, note, security agreement, license or other agreement outside the ordinary course of business (a) involving the receipt or expenditure of more than $50,000 over the term thereof, (b) containing provisions calling for the sale or purchase of products or services at prices that vary from the Company's customary prices of such products or services, (c) which include "meet or release", "most favored nations" or similar pricing or delivery arrangements, (d) with any officer, director, shareholder or affiliate of the Company, (e) requiring the Company to indemnify or hold harmless any other person or entity, (f) evidencing any warranty obligation of the Company with respect to services or products sold or leased by it (other than warranties given in the normal course of business containing substantially the same terms as those presently in effect), or (g) imposing on the Company any confidentiality, non-disclosure or non-compete obligation.

         4.2 ACCESS TO INFORMATION. Until the Closing Date or termination of this Agreement, Sellers will furnish to Buyer unaudited monthly financial statements of CSI and Hargett in a form consistent with the past practices of such Company for each month following May 1997 promptly as available, but in no event more than 20 days following the end of such month. Buyer may prior to the Closing have access to the business and properties of the Companies and information concerning their financial and legal condition as Buyer deems necessary or advisable in connection with the consummation of the transactions contemplated hereby, provided that such access shall not interfere with normal operations of the Companies. Sellers and the Companies agree to permit Buyer and its authorized representatives, or cause them to be permitted to have, after the date hereof and until the Closing Date, full access to the premises, books and records of the Companies during normal business hours, and the officers of the Companies will furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Companies as Buyer shall from time to time reasonably request; provided Buyer shall promptly notify the Sellers in the event that information comes to the attention of Buyer which would indicate that any of the representations and warranties of Sellers and the Companies are incorrect.

         (b) From the date hereof through the Closing Date, Buyer will provide the Companies and Sellers with prompt written notice of any material adverse change in the financial condition, results of operations, business or prospects of Buyer. From the date hereof through the Closing Date,





                                         CSI Purchase and Sale Agreement/Page 17
the Companies will provide Buyer with prompt written notice of any material adverse change in the financial condition, results of operations, business or prospects of any of the Companies.

    4.3 AMENDMENT TO DISCLOSURE SCHEDULES. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until Closing to supplement or amend promptly each of the CSI Disclosure Schedule, the Hargett Disclosure Schedule , the Investments Disclosure Schedule, the Sellers Disclosure Schedule and the Buyer Disclosure Schedule (individually a "Disclosure Schedule" and collectively, the "Disclosure Schedules") with respect to any matter that would have been or would be required to be set forth or described in the Disclosure Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Section 5.1 and Section 5.2 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this Section. In the event that Buyer, any Company or Sellers seeks to amend or supplement a Disclosure Schedule pursuant to this Section 4.3 and, if such amendment or supplement to a Disclosure Schedule proposed by Buyer constitutes or reflects, in the reasonable judgment of Sellers, individually or in the aggregate, a materially adverse change to the business or assets of the Buyer, or an amendment or supplement to a Disclosure Schedule proposed by any of the Companies or Sellers constitutes or reflects, in the reasonable judgment of Buyer, individually or in the aggregate, a material adverse change to the business or assets of the Companies, the Sellers or the Buyers, respectively, may elect to terminate this Agreement, in which case this Agreement shall be deemed terminated by mutual written consent as set forth in Section 6.1(a) hereof.

    4.4 CONFIDENTIALITY. The provisions of this Section 4.4 shall supersede and replace all prior agreements and understandings of the parties with respect to the subject matter hereof.

         (a) Confidential Information. Until the closing of the transactions contemplated herein, all Confidential Information, as hereinafter defined, acquired by Buyer with respect to Sellers or the Companies, or by Sellers or the Companies with respect to Buyer, shall be (i) maintained in strict confidence, (ii) used only for the purpose of and in connection with evaluating the transactions contemplated herein, and (iii) disclosed only to employees and duly authorized agents and representatives who have been informed of the obligations of the parties under this Agreement with respect to such Confidential Information, who have a need to know the information in connection with consummating the transactions contemplated herein, and who agree to keep such information confidential. Buyer, Sellers and the Companies shall be responsible for any breach of this Section by any of their respective representatives and each agrees to take all reasonable measures to restrain its representatives from prohibited or unauthorized disclosure of the Confidential Information. For the purpose of this Agreement, the term "Confidential Information" shall mean all information acquired by any party from another party hereto or its representatives pursuant to Section 4.2 hereof or otherwise with respect to the business or operations of such other party, other than (A) information generally available to the public which has not become available as a result of disclosure in violation of this Section and (B) information which becomes available on a





                                         CSI Purchase and Sale Agreement/Page 18
    nonconfidential basis from a source other than a party to this Agreement or its representatives, provided that such source is not known by the party to this Agreement receiving such information to be bound by a confidentiality agreement or other obligation of secrecy to another party to this Agreement or its representatives. If the transactions contemplated herein are not consummated, all Confidential Information in written or printed or other tangible form (whether copies or originals) shall be returned to the party of origin, and all documents, memoranda, notes and other writings whatsoever prepared by any party or its representatives based on Confidential Information shall be destroyed.

         (B) PUBLIC ANNOUNCEMENTS. No press release, public announcement, confirmation or other information regarding this Agreement or the contents hereof shall be made by Buyer, Sellers or the Companies without the prior consultation of the Buyer and the Companies, except as may be necessary in the opinion of counsel to any party to meet the requirements of any applicable law or regulations, the determination of any court, or the requirements of any stock exchange on which the securities of such party may be listed. Notwithstanding the foregoing, each Company may make appropriate disclosures of the general nature of the transaction contemplated hereby to its employees, vendors and customers to protect such Company's goodwill and to facilitate the consummation of the transactions contemplated hereby, and Buyer may disclose pertinent information regarding the transaction contemplated hereby to its existing and prospective investors, lenders or investment bankers or financial advisors for the purposes of obtaining financing (including the contemplated IPO). Buyer may also make appropriate disclosures of the general nature of the transaction contemplated hereby and the identity, nature and scope of the Companies' operations to prospective acquisition candidates in its efforts to attract additional acquisitions for Buyer. Buyer may also make appropriate disclosure as required in connection with any registration statement or confidential information memorandum prepared by Buyer. Buyer and the Companies shall jointly approve the contents of any press releases, written employee presentations, or other materials of potentially wide distribution that disclose or refer to the transaction contemplated hereby, except for such press releases or other communications required by law.

    4.5 PRINCIPAL OFFICE. Buyer agrees that it will maintain the principal office of CSI (or Buyer's division operating CSI's assets) at 2205 West Pinhook, Lafayette, Louisiana for a period of 12 months after the Closing Date, and represents and warrants to the Sellers that it has no present plans or intentions to move such principal office after such time.

    4.6 EXCLUSIVITY. After the signing of this Agreement, until December 31, 1997 or the earlier termination of the Agreement, Sellers shall not (i) solicit, initiate, or encourage the submission of any proposal of offer from any person or entity relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of the Companies (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any negotiations or discussions regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person or entity in favor of such acquisition structured as a stock purchase, sale of assets, merger, consolidation, or share





                                         CSI Purchase and Sale Agreement/Page 19
exchange. Sellers will (and shall cause the Companies to) notify Buyer if any person or entity makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

    4.7 RELEASE OF SELLERS' GUARANTEES. At or prior to the Closing Date, Buyer will use its best efforts to obtain the release of Sellers and their respective affiliates, heirs, successors and assigns from any and all personal guarantees previously given by Sellers to secure the long-term debt obligations (as defined in Section 2.1(d) hereof) of any Company, the obligations of any Company to Iberia Savings Bank or the performance bonds of any Company. In the event that Buyer is unable to obtain such releases from any of the Companies' lenders, at the Closing Buyer shall cause such Company to pay off or otherwise retire all of such Company's indebtedness up to a maximum of $5,500,000.

    4.8 SELLERS' RELEASE OF CLAIMS. Effective as of the Closing Date, except as provided herein, the Sellers do hereby (i) release, acquit and forever discharge each of the Companies and each of their respective subsidiaries that are listed on the Disclosure Schedules (all of such subsidiaries of the Companies being referred to collectively as the "Company Subsidiaries") from any and all liabilities, obligations, indebtedness, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to Closing, including, without limitation, any claim for indemnity or contribution from the Companies or the Company Subsidiaries in connection with the obligations or liabilities of the Sellers hereunder, except for indemnification to which a Seller may be entitled as an officer, director, employee or agent of a Company, and salary and benefits payable to a Seller as an employee in the ordinary course of business; (ii) waive all breaches, defaults or violations of each agreement to which such Seller is a party, if any, applicable to the CSI Shares or any of the Companies, and agree that any and all such agreements are terminated as of Closing, and (iii) waive any and all preemptive or other rights to acquire any shares of capital stock of (or other equity interest in) any of the Companies and release any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such preemptive or other rights.

    4.9  REAL ESTATE MATTERS.

         (a) Title Insurance Commitments. Buyer, in its sole discretion, may elect to obtain title insurance with respect to any or all real estate that any of the Companies owns or leases as listed on the Disclosure Schedules delivered in connection with this Agreement (the "Title Insurance Property"). If Buyer elects to obtain such title insurance, it shall notify Sellers in writing on or before August 29, 1997, and Sellers will cause the Companies to obtain and deliver to Buyer (at Buyer's expense), as soon as practicable, and in any event on or before September 15, 1997, commitments for title insurance ("Title Commitments") issued by title insurance company(ies) reasonably acceptable to Buyer with respect to the Title Insurance Property, Surveys (defined below) of the Title Insurance Property prepared by surveyors reasonably acceptable to the Buyer and one set of legible copies of title exception documents with respect to any exceptions set forth in the commitments. The Title Commitments shall set forth the status of title to the Title Insurance Property together with all exceptions or conditions to such title, including, but not limited to, all easements,





                                         CSI Purchase and Sale Agreement/Page 20
    restrictions, rights-of-way, covenants, reservations and all other encumbrances affecting the Title Insurance Property which would appear in an Owner's Policy of Title Insurance (as defined below), if issued (such matters, "Title Commitments Exceptions"). The Title Commitments shall contain the express commitment of the title underwriter to issue the Owner's Policies of Title Insurance to the Companies with the standard printed exceptions endorsed or deleted in accordance with this Section 4.9.

         (b) Surveys. With respect to each Title Insurance Property, Sellers will cause the Companies, at Buyer's expense, to procure in preparation for the Closing a current survey of such real property, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Surveys"). The Surveys shall disclose any survey defect or encroachment from or onto the real property.

         (c) Title Insurance Policies. On the Closing Date, if Buyer has elected to obtain title insurance as set forth in Section 4.9(a), the Companies shall deliver to Buyer, at Buyer's expense, title insurance policies ("Policies of Title Insurance") with respect to the Title Insurance Property, in an amount reasonably acceptable to Buyer, but in no event greater than the values of the real property to be insured, issued by the title insurance company(ies) that issued the Title Commitments, subject to the Title Commitments Exceptions. The Policies of Title Insurance may be subject to the Title Commitments Exceptions but shall contain no additional exceptions other than the standard preprinted exceptions provided that (i) the standard preprinted survey exception, if any, shall be revised to read "shortages in area" only, (ii) there shall be no exception as to easements, or claims of easements, not shown by the public records, nor any exception as to parties in possession, and (iii) the exception as to the lien for taxes will be limited to the year in which the Closing occurs. The Policies of Title Insurance delivered under this
    Section 4.9 shall insure title to the real property and all recorded easements benefitting such real property.

         (d) Phase I Environmental Assessment. The Sellers will cause the Companies to obtain and deliver to Buyer, as soon as practicable, and in any event on or before September 22, 1997, a Phase I environmental assessment prepared by environmental engineers reasonably acceptable to Buyer with respect to all of the real estate owned or leased by the Companies listed on the Disclosure Schedules delivered by the Companies (the "Environmental Assessment Property"). Buyer shall be responsible for one-half of the cost and expenses incurred by Sellers in obtaining such Phase I environmental assessments. Also during the period prior to Closing, Sellers and the Companies shall afford Buyer and its representatives the continuing right to inspect, during the Company's normal business hours, the Environmental Assessment Property and all books, records, contracts, documents and other data pertaining to the use, ownership, operation, or maintenance of the Environmental Assessment Property (collectively with the phase I assessment, the "Studies").





                                         CSI Purchase and Sale Agreement/Page 21

         (e) Title and Environmental Objections. If for any reason Buyer, in its sole and absolute discretion, is not satisfied with any matter contained in the Studies, the Surveys, or the Title Commitments or is otherwise not satisfied with the real property owned or leased by the Companies for any reason whatsoever, then Buyer may notify the Companies and Sellers in writing of its objection (the "Objections") no later than September 30, 1997 ("Objection Date"), describing with specificity the subject real property and the Objections thereto, and, at the sole discretion of Buyer, the Buyer may either (i) terminate this Agreement in accordance with Section 6.1(b) hereof, (ii) proceed to Closing, the Buyer being deemed to have approved and to have agreed to all matters contained in the Studies, the Surveys and the Title Commitments and all other matters affecting the real property owned or leased by the Companies, or (iii) enter into negotiations with the Sellers to lease any real property which is the subject of the Objections. Buyer's failure to notify Sellers and Companies of Objections by the Objection Date shall constitute a waiver of Buyer's right to terminate this Agreement because of the Objections or any matters contained in the Studies, the Surveys, the Titles Commitments and the Policies of Title Insurance or any other matter affecting the real property owned or leased by the Companies.

         (f) Expenses. Any and all expenses and other costs associated with the Title Commitments, Surveys and Policies of Title Insurance referred to in Sections 4.9(a), 4.9(b) and 4.9(c), respectively, and one-half of the costs and expenses associated with the Phase I environmental assessments referred to in Section 4.9(d) shall be the obligation of Buyer, and, notwithstanding any provision to the contrary contained in Sections 4.9(a), 4.9(b), 4.9(c) and 4.9(d), neither Sellers nor the Companies will have any obligation to proceed with ordering or processing any such items unless and until Buyer shall have deposited with the Companies a sufficient amount of funds to fully pay any and all such items requested by Buyer.

    4.10 CONFIDENTIAL INFORMATION MEMORANDUM; REGISTRATION STATEMENT.

         (a) Companies to Provide Information. Sellers and the Companies shall cooperate with Buyer to promptly provide such information as reasonably requested by Buyer to (i) prepare a confidential information memorandum (the "Memorandum"), pursuant to Rule 506 of Regulation D promulgated by the SEC under the Securities Act, for dissemination to Buyer's acquisition candidates and their shareholders, and (ii) prepare and file with the SEC the registration statement on Form S-1 (or other appropriate Form) to be filed by Buyer under the Securities Act in connection with its IPO (including the prospectus constituting a part thereof, the "Registration Statement"). Buyer shall obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, the Memorandum and the Registration Statement.

         (b) Accuracy of Information. Buyer represents and warrants that the Memorandum or the Registration Statement, by exhibit or otherwise, will not, at the time that such party has authorized dissemination of the Memorandum, and at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the Securities Act, contain any untrue statement of a material fact or omit to





                                         CSI Purchase and Sale Agreement/Page 22
    state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Sellers and the Companies, respectively, shall agree with Buyer as to the information and documents supplied by them for inclusion in the Registration Statement and each shall indicate such information and documents in a letter (the "Information Letter") to be jointly prepared by Buyer, the Sellers and the Companies and delivered (i) within fifteen days after the filing of the Registration Statement with the SEC and (ii) prior to filing any amendment to the Registration Statement with the SEC (other than any prospectus filed with the SEC pursuant to Rule 424(b)).

         (c) Further Information. Sellers and the Companies, respectively, shall promptly upon request, furnish Buyer with all information concerning itself and such other matters as may be reasonably requested by Buyer in connection with the preparation of the Memorandum, the Registration Statement and each amendment or supplement thereto, or any other statement, filing, notice or application made by or on behalf of each such party to any governmental entity in connection with the transactions contemplated by this Agreement.

         (d) Indemnification. Buyer will indemnify and hold harmless Sellers, each of the Companies, and each of their respective directors, officers and other persons, if any, who control any of the Companies within the meaning of the Securities Act from and against any losses, claims, damages, liabilities or judgments, joint or several, to which they or any of them may become subject, under the Securities Act or any state securities or blue sky laws or otherwise, insofar as such losses, claims, damages, liabilities, or judgments (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Memorandum or Registration Statement, or in any amendment or supplement thereto, or in any state application for qualification, permit, exemption or registration as a broker/dealer, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Buyer shall not be liable, in any such case, to the extent that any such loss, claim, damage, liability, or judgment (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Memorandum or Registration Statement, or any such amendment or supplement thereto, or in any such state application, or in any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to Buyer by or on behalf of the Companies or the Sellers for use therein.

    4.11 CERTAIN TAX MATTERS.

         (a) Tax Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes, including any schedule,





                                         CSI Purchase and Sale Agreement/Page 23
    attachment, or amendment thereto ("Tax Returns") for each Company and each of the Company Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Sellers.

         (b)  Cooperation on Tax Matters.

              (i) Buyer, Company (and its Company Subsidiaries) and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Company (and its Subsidiaries) and Sellers agree: (A) to retain all books and records with respect to Tax matters pertinent to Company (and its Subsidiaries) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Company (and its Subsidiaries) or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

              (ii) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Taxes that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         (c) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving each Company (and each of the Company Subsidiaries) shall be terminated as of the Closing Date and, after the Closing Date, none of the Companies (nor any of the Company Subsidiaries) shall be bound thereby or have any liability thereunder.

    4.12 Satisfaction of Conditions.

    (a) The Companies and the Sellers, respectively, shall (i) use their reasonable efforts to obtain, as soon as possible, all governmental approvals required to be obtained by the Companies and make, as soon as possible, all filings with any governmental authority required on the part of the Companies to consummate the transactions contemplated hereby, (ii) use their reasonable efforts to obtain, as soon as possible, all other consents to and approvals required to be obtained by the Companies to consummate the transactions contemplated hereby, and (iii) otherwise use their





                                         CSI Purchase and Sale Agreement/Page 24
reasonable efforts to satisfy the conditions set forth in Article 5 of the Agreement to the extent that such satisfaction is within their control; provided, however, that this Section 4.12 shall not be construed to limit the rights of Sellers to terminate this Agreement as provided in Article 6 of the Agreement.

         (b) The Buyer shall (i) use its reasonable efforts to obtain, as soon as possible, all governmental approvals required to be obtained by the Buyer and make, as soon as possible, all filings with any governmental authority required on the part of the Buyer to consummate the transactions contemplated hereby, (ii) use its best reasonable efforts to obtain, as soon as possible, all other consents to and approvals required to be obtained by the Buyer to consummate the transactions contemplated hereby, and (iii) otherwise use its reasonable efforts to satisfy the conditions set forth in Article 5 of the Agreement to the extent that such satisfaction is within its control; provided, however, that this Section 4.12 shall not be construed to limit the rights of Buyer to terminate this Agreement as provided in Article 6 of this Agreement.

    4.13 Buyer's IPO. Buyer shall use its best efforts to cause the Registration Statement to become effective, and to complete its IPO, as soon as practicable. To the extent permitted by applicable law, Buyer shall keep the Companies informed regarding the status of Buyer's IPO.

    4.14 Financing. Buyer shall use its best efforts to obtain a commitment from a lender for approximately $25,000,000 in senior indebtedness. Buyer shall keep the Companies informed regarding Buyer's efforts to obtain such financing.

    4.15 Indemnification of Directors and Officers of the Companies.

    (a) From and after the Closing Date, Buyer agrees to indemnify, defend and hold harmless the former directors and officers of each of the Companies (an "Indemnified Person") from and against all losses, claims, damages, liabilities and judgments (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement), and any action or other proceeding in respect thereof, to which any Indemnified Person becomes subject, based upon or arising out of actions or omissions or alleged actions or omissions of such persons occurring (or alleged to have occurred) at or prior to the Closing Date, to the fullest extent permitted under the Delaware General Corporation Law or the Louisiana Business Corporation Law, as applicable, or the certificate of incorporation, bylaws or other governing documents of such Company as in effect on the date of this Agreement, whichever is greater.

    (b) From and after the Closing Date, Buyer shall not amend, alter or repeal those provisions of the certificate of incorporation, bylaws or other governing documents of any of the Companies relating to liability or indemnification of directors and officers, except as required by law, if the effect of such amendment, alteration or repeal would be to increase the potential liability of a director or officer of a Company to such Company or to its stockholders for monetary damages for breach of fiduciary duty, or to lessen or otherwise adversely affect the indemnification rights of directors and officers of such Company as provided in such certificate of incorporation, bylaws or other governing documents as in effect on the date of this Agreement.





                                         CSI Purchase and Sale Agreement/Page 25

    (c) The rights granted to the Indemnified Persons hereby shall be contractual rights inuring to the benefit of all Indemnified Persons and shall survive this Agreement and the Closing.

    4.16 Availability of Rule 144. With a view to making available to Sellers the benefit of Rule 144 promulgated under the Securities Act, or any successor or other rule or regulation of the SEC which may at any time permit Sellers to resell shares of TMS Common Stock to the public exempt from registration, Buyer agrees (i) if TMS Common Stock has been registered under Section 12 of the Exchange Act, and such registration is not then withdrawn or suspended, or TMS Common Stock has been registered under the Securities Act and Buyer is subject to the periodic reporting requirements of the Exchange Act pursuant to Section 15(d) thereof, to use its best efforts to file with the SEC in a timely manner all reports and other documents required to be filed by an issuer of securities registered under the Exchange Act, so as to maintain the availability of Rule 144 to Sellers; (ii) at its sole expense, upon any Seller's request, to deliver to such Seller a certificate, signed by one of Buyer's principal officers, stating (A) the number of shares of TMS Common Stock outstanding as shown by the most recent report or statement published by Buyer, (B) whether Buyer has filed the reports required to be filed under the Exchange Act for a period of at least ninety (90) days prior to the date of such certificate and in addition has filed the most recent annual report required to be filed thereunder, and
(C) such other or additional information as shall be reasonably necessary to make available to such Seller the ability to offer and sell the maximum number of shares under Rule 144; and (iii) when Rule 144 is being complied with or the holding period applicable to any Seller under Rule 144 shall have expired, to reissue promptly upon such Seller's request certificates evidencing shares of TMS Common Stock held by such Seller not bearing any legend restricting transfer of such securities (to the extent then permitted by rules, or interpretations of the staff, of the SEC).

                                   ARTICLE 5

                              CONDITIONS PRECEDENT

    5.1 Conditions Precedent to the Obligations of the Buyer. The obligations of the Buyer under this Agreement are subject to the satisfaction in all material respects of each of the following conditions, unless waived by the
Buyer:

         (a) Accuracy of Representations and Warranties. Except for such changes as are permitted pursuant to Section 4.3 of this Agreement, the representations and warranties of Sellers and the Companies contained in this Agreement, in Disclosure Schedules of this Agreement by each of the Companies or in any closing certificate or document delivered to Buyer pursuant hereto shall be correct and complete in all material respects at and as of the Closing Date and the Escrow Closing Date as though made at and as of such dates, other than such representations and warranties as are specifically made as of another date, and Sellers and the Companies shall each have delivered to Buyer a certificate to that effect.

         (b) Performance of Covenants. Sellers and the Companies shall each have performed and complied with all covenants of this Agreement to be performed or complied with by them at or prior to the Closing Date and the Escrow Closing Date (except where





                                         CSI Purchase and Sale Agreement/Page 26
    the failure to so perform or comply would not have a material adverse effect on Buyer or prevent the Companies, Sellers or Buyer from consummating the transactions contemplated hereby), and Sellers and the Companies shall each have delivered to Buyer a certificate to that effect.

         (c) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted after the date hereof against Sellers or any of the Companies, or against Buyer arising by reason of the acquisition of the Companies pursuant to this Agreement, which is reasonably likely (1) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, (2) to have a material adverse effect on the Companies or (3) to have a material adverse effect on the results of operations or financial condition of Buyer and its subsidiaries, taken as a whole, after giving effect to the consummation of the transactions contemplated by this Agreement; and Sellers and the Companies shall each have delivered to Buyer a certificate to their knowledge to that effect.

         (d) Approvals. The Companies and Sellers shall have procured all of the consents, approvals and waivers specified in Section 3.1(b) of this Agreement, Sections 3.2(e) of Exhibit 3.2, Section 3.3(e) of Exhibit 3.3, and Section 3.4(e) of Exhibit 3.4, and Sellers and the Companies shall each have delivered to Buyer a certificate, to their knowledge, to that effect.

         (e) CSI Reorganization. Sellers and the Companies shall have consummated the CSI Reorganization to the reasonable satisfaction of Buyer, and the Sellers shall provide Buyer with such documents or information as Buyer may reasonably request to evidence the consummation of the CSI Reorganization.

         (f) Policies of Title Insurance. If Title Insurance Policies have been requested by Buyer pursuant to Section 4.9(c) hereof, and it has complied with the requirements of Section 4.9(f) hereof, Sellers shall deliver Policies of Title Insurance insuring the ownership or leasehold interest of the Companies in the Title Insurance Property.

         (g)  Executive Employment Agreements.  The individuals designated in
    Schedule 1.4 hereto shall each execute and deliver an Executive Employment Agreement in substantially the form attached as Exhibit 1.4 hereto.

         (h) Shareholder Lock-up Agreements. Sellers each shall have executed and delivered any lock-up agreement reasonably requested by the managing underwriter of Buyer's IPO which restricts the sale or other disposition of TMS Common Stock (to the extent any such shares are being delivered pursuant to this Agreement) for a reasonable and customary period (no longer than 365 days) following the effectiveness of the Registration Statement.

         (i) Completion of Buyer's IPO. Buyer's initial public offering of TMS Common Stock, as described in the Registration Statement, shall have closed.





                                         CSI Purchase and Sale Agreement/Page 27

         (j) Lender Approval. Buyer shall have secured a commitment for approximately $25,000,000 in senior indebtedness.

         (k) Opinion of Counsel for the Companies and Sellers. Buyer shall have received the opinion of McGlinchey Stafford dated the Closing Date, substantially in the form and to the effect set forth in Exhibit 5.1 hereto.

         (l) Resignations of Directors and Officers. Sellers will deliver to Buyer (i) the resignations, effective as of the Closing Date, of all the Sellers who are officers and directors of the Company; (ii) a complete and general release of all claims by the Sellers against the Companies except as otherwise provided in Sections 4.8 and 4.15 hereof; (iii) on or before the Closing Date evidence of the resignation from or final removal from office, effective on the Closing Date, of all officers and directors of the Companies; and (iv) to the extent then available, the corporate records and books of each of the Companies, including the minute books, the stock transfer books, and the corporate seal of each Company.

         (m) All Proceedings to be Satisfactory. All actions to be taken by Sellers and the Companies in connection with the consummation of the transactions contemplated in Article 1 hereof and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer and its counsel.

    5.2 Conditions Precedent to the Obligations of Sellers and the Companies. The obligations of Sellers and the Companies under this Agreement are subject to the satisfaction in all material respects or waiver by Sellers prior to or on the Closing Date of each of the following conditions:

         (a) Accuracy of Representations and Warranties. Except for such changes as are permitted pursuant to Section 4.3 of this Agreement, the representations and warranties of Buyer contained in this Agreement or in any closing certificate or document delivered to Sellers or the Companies pursuant hereto shall be correct and complete in all material respects on and as of the Closing Date and the Escrow Closing Date as though made at and as of such dates other than such representations and warranties as are specifically made as of another date, and Buyer shall have delivered to Sellers and each of the Companies a certificate to that effect.

         (b) Performance of Covenants. Buyer shall have performed and complied with all covenants of this Agreement to be performed or complied with by it at the Closing Date and the Escrow Closing Date (except where the failure to so perform or comply would not have a material adverse effect on Sellers or the Companies or prevent any of the Companies, Sellers or Buyer from consummating the transactions contemplated hereby), and Buyer shall have delivered to Sellers and the Companies a certificate to such effect.





                                         CSI Purchase and Sale Agreement/Page 28

         (c) Approvals. Buyer shall have procured all of the consents, approvals and waivers specified in Section 3.5(f), and Buyer shall deliver to Sellers and the Companies a certificate to that effect.

         (d) Release from Guarantees. Buyer shall have caused the release of Sellers from any and all personal guarantees of each Company's indebtedness and performance bonds in accordance with Section 4.7 above effective as of the Closing Date.

         (e) Executive Employment Agreements. CSI or such other appropriate Company shall execute and deliver an Executive Employment Agreement with the individuals listed in Schedule 1.4 hereto and each such Executive Employment Agreement shall be in substantially the form attached as Exhibit 1.4.

         (f) Registration Rights Agreements. Buyer shall have executed and delivered a Registration Rights Agreement, substantially in the form of
    Exhibit 1.5, to the Sellers receiving TMS Common Stock pursuant to this Agreement.

         (g) Lender Approval; Performance Bonds. Sellers and Buyer shall have obtained the consent of each Company's lenders with respect to the assumption or prepayment of approximately $5,500,000 of indebtedness by Buyer, and the release of Sellers and their respective affiliates, heirs, successors and assigns with respect to such indebtedness and with respect to each Company's performance bonds effective as of the Closing Date.

         (h) Receipt of Memorandum. Sellers and their counsel shall have received the Memorandum describing Buyer and the TMS Common Stock, if any, to be delivered as a part of the Purchase Price together with all such counterpart originals or certified or other copies of all documents relating to Buyer or incident to the transactions contemplated hereby as Sellers or such counsel may reasonably request.

         (i) Opinion of Counsel for the Buyer. Sellers and the Companies shall have received the opinion of Chamberlain, Hrdlicka, White, Williams & Martin, counsel for Buyer, dated the Closing Date, substantially in the form and to the effect set forth in Exhibit 5.2 hereto.

         (j) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted that is reasonably likely to restrain, prohibit, violate or otherwise affect the consummation of the transactions contemplated hereby.

         (k) All Proceedings to be Satisfactory. All actions to be taken by Buyer in connection with the consummation of the transactions contemplated in Article 1 hereof and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Sellers and their counsel.





                                         CSI Purchase and Sale Agreement/Page 29

                                   ARTICLE 6

                                  TERMINATION

    6.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

         (a) Mutual Consent. The Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

         (b) Termination by Buyer. The Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (1) in the event any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers of the breach, and the breach has continued without cure until the earlier of 20 days after the notice of such breach or the Closing Date, whichever is earlier, or (2) if the Closing Date shall not have occurred on or before the earlier of 75 days after receipt by Buyer of comments from the SEC with respect to Buyer's initial filing of its Registration Statement or December 31, 1997, by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

         (c) Termination by Sellers. Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (1) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Sellers has notified the Buyer of the breach, and the breach has continued without cure until the earlier of 20 days after the notice of such breach or the Closing Date, whichever is earlier, or (2) if the Closing Date shall not have occurred on or before the earlier of 75 days after receipt by Buyer of comments from the SEC with respect to Buyer's Registration Statement or December 31, 1997, by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement). Buyer shall promptly provide written notice to Sellers and the Companies at such time as Buyer has reason to know that it cannot purchase the CSI Shares in accordance with the terms of this Agreement, including, without limitation, the inability of Buyer to complete an IPO or obtain financing for the contemplated transactions by the earlier of 75 days after receipt by Buyer of comments from the SEC with respect to Buyer's Registration Statement or December 31, 1997.

         (d) After the Escrow Closing Date. This Agreement shall terminate after the Escrow Closing only as follows:





                                         CSI Purchase and Sale Agreement/Page 30

              (1)  Termination of Underwriting Agreement.   If, prior to the
              successful completion of the IPO, there shall occur a termination of the agreement between Buyer and certain investment banking firms (the "Underwriting Agreement") under which such firms agree to purchase shares of TMS Common Stock from Buyer on a firm commitment basis for resale to the public initially at the IPO Price, this Agreement shall terminate automatically and without action on the part of any party;

              (2) Automatic Termination. This Agreement shall terminate automatically and without action on the part of any party hereto if both the Buyer's IPO and the Closing shall not have been consummated within four (4) business days after the Escrow Closing; or

              (3)  Section 4.3.  If this Agreement is terminated pursuant to
              Section 4.3.

    6.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except that (1)
Section 4.4, Section 10.1, Section 10.6, Section 10.7, Section 10.8 and Section
10.10 hereof shall survive such termination and (2) nothing herein shall relieve any party from liability for any willful breach of any other provision hereof.

                                   ARTICLE 7

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

    7.1 Survival of Representations and Warranties. Except as provided hereafter, the respective representations and warranties of the parties contained in this Agreement (except for Sections 3.2(m), (o) and (u) of Exhibit 3.2, Sections 3.3(m), (o) and (u) of Exhibit 3.3 and Sections 3.4(m), (o) and
(u) of Exhibit 3.4) shall survive the Closing Date and shall expire and terminate on the last day of the 18th month after the Closing Date. The representations and warranties contained in Section 3.2(u) of Exhibit 3.2,
Section 3.3(u) of Exhibit 3.3 and Section 3.4(u) of Exhibit 3.4 hereof shall not terminate until the expiration of the applicable statute of limitations (including any extension thereof) for any claim by a taxing authority for any taxes, penalties or interest. With respect to Section 3.2(m) of Exhibit 3.2,
Section 3.3(m) of Exhibit 3.3 and Section 3.4(m) of Exhibit 3.4, no representation or warranty that any property is in good condition or repair or otherwise fit for the purposes for which the property is intended shall survive the Closing Date. The representations and warranties contained in Section 3.2(o) of Exhibit 3.2, Section 3.3(o) of Exhibit 3.3 and Section 3.4(o) of
Exhibit 3.4 shall not survive the  Closing Date.

    7.2 Indemnification by Sellers. Sellers hereby agree to indemnify and hold harmless the Companies and Buyer in respect of any losses, claims, damages, liabilities or related expenses





                                         CSI Purchase and Sale Agreement/Page 31

(including, but not limited to, reasonable attorney's fees and expenses, which the Companies or the Buyer incurs in excess of $500,000 in the aggregate as a result of the breach of any of the representations, warranties and covenants made by Sellers in or pursuant to this Agreement; provided that Sellers' indemnification obligations under this Agreement shall not exceed $5,000,000 (the "Indemnification Cap"). The indemnification obligations of Sellers under this Section 7.2 shall survive the Closing and will terminate at the time specified in Section 7.1, except with respect to any indemnity claim or claims pending on the date of such termination.

    7.3 Indemnification by Buyer. Buyer agrees to indemnify and hold harmless Sellers in respect of any losses, claims, damages, liabilities or related expenses (including, but not limited to, reasonable attorney's fees and expenses) which Sellers incur in excess of $500,000 in the aggregate as a result of the breach of any of the representations, warranties and covenants made by Buyer in or pursuant to this Agreement; provided that Buyer's indemnification obligations under this Agreement shall not exceed the Indemnification Cap. The indemnification obligations of Buyer under this
Section 7.3 shall survive the Closing and will terminate at the time specified in Section 7.1, except with respect to any indemnity claim or claims pending on the date of such termination.

    7.4  Indemnification Procedure.

    (a) Promptly after any party hereto (the "Indemnified Party") has received notice or has knowledge of the occurrence of any event which the Indemnified Party asserts is an indemnifiable event or after the commencement of any action, claim or proceeding commenced against the Indemnified Party by a third party that might result in any claim for indemnity pursuant to this Agreement (a "Third Party Claim"), the Indemnified Party shall, subject to the Indemnification Cap, provide the party obligated to provide indemnification hereunder (the "Indemnifying Party") written notice (the "Indemnification Notice") of such claim, which notice shall identify the nature of such event, claim, action or proceeding and the basis for the indemnification claim. If an Indemnified Party shall fail to give prompt notice hereunder, and the Indemnifying Party shall have been prejudiced in any material respect by such failure so to notify the Indemnifying Party, the Indemnifying Party shall have the right, but not the obligation, to set-off against any amounts payable or that become payable by the Indemnifying Party under this Agreement the amount by which the Indemnifying Party has been damaged as a result of the failure so to notify the Indemnifying Party. The Indemnifying Party shall, within ten business days of receipt of an Indemnification Notice, either: (i) acknowledge the debt, liability or obligation for which indemnity is sought as a valid claim and, subject to the Indemnification Cap, (x) forthwith pay the Indemnified Party an amount sufficient to discharge such debt, liability or obligation, or (y) assume the defense of, or permit the Indemnified Party to defend, such Third Party Claim in accordance with Section 7.4(b) below; (ii) in the event of a Third Party Claim which is not acknowledged by the Indemnifying Party to be owing or with respect to which the Indemnifying Party disputes that indemnification is owed to the Indemnified Party, notify the Indemnified Party of its position with respect to such claim; or (iii) with respect to a claim other than a Third Party Claim, in the event of a claim by the Indemnified Party for indemnity hereunder which is challenged by the Indemnifying Party, notify the Indemnified Party of such challenge.





                                         CSI Purchase and Sale Agreement/Page 32

    (b) At any time after the Indemnified Party gives notice to the Indemnifying Party of a Third Party Claim being made against the Indemnified Party for which a demand for indemnity is being asserted, to the extent that such Third Party Claim is not being defended by any third party under the terms of any applicable insurance policy or policies, the Indemnified Party shall permit the Indemnifying Party, at the option and expense of the Indemnifying Party, to assume the complete defense of such Third Party Claim with full authority to conduct such defense and to settle or otherwise dispose of the same (except as hereinafter provided). In order to assume such defense, the Indemnifying Party must notify the Indemnified Party in writing of its election to do so within ten (10) days following receipt of notice of the Third Party Claim from the Indemnified Party; in the event that the Indemnifying Party does not so notify the Indemnified Party within such ten (10) day period, the Indemnifying Party shall be deemed to have elected not to assume such defense. The Indemnifying Party will not, in defense of any such Third Party Claim, except with the consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement that does not include, as an unconditional term thereof, the release by claimant or plaintiff of the Indemnified Party from all claims and/or liability in respect thereof. After notice to the Indemnified Party of the Indemnifying Party's election to assume the defense of such Third Party Claim as provided above, the Indemnifying Party shall be liable to the Indemnified Party for such legal or other expenses subsequently incurred at the request of the Indemnifying Party by the Indemnified Party in connection with the defense thereof. As to those Third Party Claims with respect to which the Indemnifying Party does not elect to assume control of the defense, (i) the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at the Indemnifying Party's own cost and expense; and (ii) the Indemnified Party will not settle or otherwise dispose of any such Third Party Claim without the consent of the Indemnifying Party, which consent will not be unreasonably withheld.

    (c) Notwithstanding anything to the contrary contained herein, any amounts owing from an Indemnifying Party to an Indemnified Party under the provisions of this Agreement shall be reduced to the extent to which the Indemnified Party or any other claimant actually receives any proceeds of any insurance policy that are paid with respect to the event, action, claim, or proceeding that gave rise to such indemnification.

    (d) Notwithstanding the provisions of Section 7.2 and 7.3 hereof, the Indemnifying Party shall not be liable for indemnification pursuant thereto to the extent that any loss, claim, damage, liability or expense is found by a court or arbitration panel of competent jurisdiction, after full hearing on the merits, to have resulted from the dishonest, fraudulent, grossly negligent, bad faith or criminal act or omission of the Indemnified Party or its officers, directors, employees, agents or affiliates.

    (e) Regardless of whether the defense of any Third Party Claim is being undertaken by the Indemnified Party and the Indemnifying Party jointly or by either of them alone as provided in Section 7.4(b) above, the Indemnified Party and the Indemnifying Party each agree with the other to aid in the conduct of such defense to any reasonable extent, including furnishing each other with records or documents related to the Third Party Claim, permitting employees connected with the Third Party Claim to testify at depositions or in court, and complying with any other reasonable request made by the other party in the furtherance of the defense of the Third Party Claim.





                                         CSI Purchase and Sale Agreement/Page 33

    (f)  The indemnification obligations of Sellers and Buyer under this
Article 7 shall constitute the sole and exclusive remedy of Buyer and Sellers, respectively, for the recovery of money damages with respect to the matters described in Sections 7.2 and 7.3, respectively.

    (g) Failure to respond within the appropriate time period following the receipt of an Indemnification Notice hereunder shall be deemed acknowledgment of the right to be indemnified and give rise to the immediate right in the Indemnified Party to payment in full of the amount claimed, except in each case as any such claim shall be limited by the Indemnification Cap.

                                   ARTICLE 8

                          STOCK TRANSFER RESTRICTIONS

    8.1 Compliance with Securities Laws. Sellers acknowledge and agree with Buyer that the shares of TMS Common Stock issued pursuant to this Agreement (the "Restricted Shares") to Sellers shall not be transferable except upon the conditions specified in this Article 8, which conditions are intended, among other things, to ensure compliance with the provisions of the Securities Act and any applicable state securities laws in respect of the transfer of such Restricted Shares. Sellers acknowledge and agree that the certificates representing the Restricted Shares will contain a restrictive legend to the effect that transfer of such shares is prohibited unless the shares are registered under the Securities Act and applicable state securities laws, or in the event that such transfer is, in the opinion of counsel to Buyer, exempt from the registration provisions of the Securities Act and applicable state securities laws.

    8.2  Restrictions on Transfer.

         (a) Each Seller understands and agrees that none of the Restricted Shares may be transferred by such Seller unless (i) (A) such disposition is pursuant to an effective registration statement under the Securities Act, (B) the Seller shall have delivered to Buyer an opinion of counsel, which opinion and counsel shall be reasonably satisfactory, to the effect that such disposition is exempt from the provisions of Section 5 of the Securities Act, or (C) a no-action letter from the SEC, reasonably satisfactory to counsel for the Company, shall have been obtained with respect to such disposition, and
(ii) such disposition is pursuant to registration or qualification under any applicable state securities laws or an exemption therefrom.

         (b) Each Seller understands and agrees that except as provided in the Registration Rights Agreement, Buyer is not obligated to furnish a registration statement under the Act or any state securities laws covering the Restricted Shares nor is Buyer under any obligation to aid Sellers in obtaining any exemption from any such registration requirements. Each Seller also acknowledges that except as provided in the Registration Rights Agreement, he shall be responsible for compliance with all conditions of transfer of the Restricted Shares imposed by any administrator of any state.





                                         CSI Purchase and Sale Agreement/Page 34

         (c) Each Seller understands and agrees that transfer of the Restricted Shares may be effected only on the books of Buyer, and that stop transfer instructions will be issued to the transfer agent of TMS Common Stock in accordance with the legend on any certificate representing the Restricted Shares. The transfer agent will not remove the legend from any certificate representing the Restricted Shares without either registration of the Restricted Shares under the Securities Act and applicable state securities laws or an opinion of counsel reasonably acceptable to Buyer stating that the transfer of the Restricted Shares is exempt from such registration requirements and authorizing removal of the stop transfer instructions.

                                   ARTICLE 9

                               FURTHER ASSURANCES

    9.1 Further Assurances. At any time and from time to time on and after the Closing Date (a) at the request of Buyer, Sellers shall deliver to Buyer any records, documents and data possessed by Sellers and not previously delivered to Buyer to which Buyer is entitled and execute and deliver or cause to be executed and delivered all such deeds, assignments, consents, documents and further instruments of transfer and conveyance, and take or cause to be taken all such other actions, (provided that such actions shall be without cost or expense to Sellers) as Buyer may reasonably deem necessary or desirable in order to fully and effectively vest in Buyer, or to confirm its title to and possession of, the CSI Shares or to assist Buyer in exercising rights with respect thereto which Buyer is entitled to exercise pursuant to the terms of this Agreement; and (b) at the request of Sellers, Buyer shall execute and deliver or cause to be executed and delivered such further instruments and take or cause to be taken such further actions (provided that such actions shall not be without cost or expense to Buyer) as Sellers may reasonably deem necessary or desirable to carry out the terms and provisions of this Agreement.

    9.2  Books and Records.

         (a) Buyer agrees that it shall preserve and keep all books and records relating to the Companies in Buyer's possession until six months following the expiration of the statute of limitations (including extensions thereof) applicable to the tax returns filed by or with respect to the Companies for taxable periods ending prior to or on the Closing Date to which such books or records are relevant. After such time, before Buyer shall dispose of any of such books and records, at least 90 calendar days' prior written notice to such effect shall be given by Buyer to Sellers, and Sellers shall be given an opportunity, at their sole cost and expense, to remove all or any part of such books and records as Sellers may select. Duly authorized representatives of Sellers shall, upon reasonable notice, have access to such books and records during normal business hours to examine, inspect and copy such books and records.

         (b) In any instance in which any Seller or Buyer, as the case may be, is required to prepare or file (or cause to be filed) tax returns which cover a period that includes the Closing Date or to respond to an audit by the Internal Revenue Service or other governmental





                                         CSI Purchase and Sale Agreement/Page 35
    agency with respect to a period prior to the Closing Date, each Seller or Buyer, as the case may be, will furnish all information and records reasonably available to it and reasonably requested of him, her or it and necessary or appropriate for use in preparing such returns or responding to such audit.

                                  ARTICLE 10

                                 MISCELLANEOUS

    10.1 Expenses, etc. Whether or not the transactions contemplated by this Agreement are consummated, none of the parties hereto shall have any obligation to pay any of the fees and expenses of the other parties incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants and other experts. Each of the Sellers, the Companies and Buyer will indemnify the other parties, and hold them harmless from and against any claims for finders' fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party. Sellers shall pay and be responsible for any stock transfer Taxes arising from the sale of CSI Shares and the Investments Interests hereunder. Buyers shall pay and be responsible for any stock transfer taxes arising from the sale of shares of TMS Common Stock hereunder.

    10.2 Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    10.3 Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered or mailed by registered or certified mail postage prepaid, or sent by telex, telecopier, facsimile transmission or telegraph as follows:

  If to Sellers or any Company:      With a copy to:

  Mr. Daniel N. Hargett, Sr.         If to Daniel N. Hargett, Sr., Yvette
  Ms. Yvette Hargett                 Hargett or any Company:
  Mr. Richard L. Hargett             Steven I. Klein
  2205 West Pinhook                  McGlinchey Stafford, a Professional
  Lafayette, Louisiana 70508         Limited  Liability Company
  Facsimile: (318) 237-2281          643 Magazine Street
                                     New Orleans, Louisiana  70130
                                     Facsimile: (504) 596-2800

                                     If to Richard L. Hargett or any
                                     Company:
                                     William B. Gibbens, III
                                     Gelpi, Sullivan, Carroll & Gibbens
                                     400 Poydras Street,
                                     Suite 2525 New Orleans,
                                     Louisiana  70130 Facsimile:
                                     (504) 524-9653





                                         CSI Purchase and Sale Agreement/Page 36

  If to Buyer, to:                      With a copy to:

  Transcoastal Marine Services, Inc.    James J. Spring, III
  3535 Briarpark, Suite 210             Chamberlain, Hrdlicka, White, Williams
  Houston, Texas  77042                  & Martin
  Attention: Chief Executive Officer    1200 Smith Street, Suite 1400
  Facsimile: (713) 781-6364             Houston, Texas  77002-4310
                                        Facsimile: (713) 658-2553

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto. Any notice or other communication pursuant to this Agreement shall be deemed to have been duly given or made and to have become effective upon the earliest of (a) when delivered in hand to the party to which directed, or (b) if sent by first-class mail postage prepaid, certified mail, return receipt requested, or by telex, telecopier, facsimile transmission or telegraph and properly addressed as set forth above, at the time when received by the addressee or (c) with respect to delivery by certified mail, return receipt requested, when delivery thereof, properly addressed as set forth above, is attempted by the U.S. Postal Service.

         10.4 Waivers. Any party hereto (as to itself, but not as to other parties without their consent) may, by written notice to the other parties hereto, (a) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement; (b) waive any inaccuracies in the representations or warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the conditions or covenants of another party contained in this Agreement; or (d) waive performance of any of the obligations of another party under this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed a waiver of any subsequent breach.

         10.5 Amendments, Supplements, etc. At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of the Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by all parties.

         10.6 Entire Agreement. This Agreement, its Exhibits and Disclosure Schedules and the documents executed on the Closing Date in connection herewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention





                                         CSI Purchase and Sale Agreement/Page 37
has been made by any party hereto which is not embodied in this Agreement or such other documents, and no party hereto shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

         10.7 Choice of Forum; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Any suit, action or proceeding arising with respect to the validity, construction, enforcement or interpretation of this Agreement, and all issues relating in any matter hereto, shall be brought in the United States District Court for the Western District of Louisiana, or in the event that federal jurisdiction does not pertain, in the state courts of the State of Louisiana in Lafayette Parish. Each of the parties hereto hereby submits and consents to the jurisdiction of such courts for the purpose of any such suit, action or proceeding and hereby irrevocably waives (a) any objection which any of them may now or hereafter have to the laying of venue in such courts, and (b) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         10.8 Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except with respect to Section 4.15 hereof, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         10.9 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

         10.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         10.11 Knowledge. As used in this Agreement and the Disclosure Schedules, the phrase "to the knowledge" of the Company, CSI, Hargett or Investments means to the actual knowledge of Daniel N. Hargett, Sr., Daniel N. Hargett, Jr., Lloyd G. Hargett, Gerald F. Palliser, Sr., Richard L. Hargett, Horace Harrington or R. Todd Soltow, and the phrase "to the knowledge" of a Seller means to the actual knowledge of such Seller.





                                         CSI Purchase and Sale Agreement/Page 38

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the date first above written.

                                        BUYER:

                                        TRANSCOASTAL MARINE SERVICES, INC.


                                        By: /s/ G. DARCY KLUG
                                            ------------------------------------
                                            G. Darcy Klug
                                            Vice President


                                        SELLERS:

                                        /s/ DANIEL N. HARGETT, SR.
                                        ----------------------------------------
                                        Daniel N. Hargett, Sr.

                                        /s/ YVETTE HARGETT
                                        ----------------------------------------
                                        Yvette Hargett

                                        /s/ RICHARD L. HARGETT
                                        ----------------------------------------
                                        Richard L. Hargett


                                        THE COMPANIES:


                                        C.S.I. HYDROSTATIC TESTERS, INC.,
                                        a Delaware corporation


                                        By:    /s/ DANIEL N. HARGETT, SR.
                                           -------------------------------------
                                        Name:  Daniel N. Hargett, Sr.
                                             -----------------------------------
                                        Title: Chief Executive Officer
                                              ----------------------------------


                                        HARGETT MOORING AND MARINE, INC.,
                                        a Louisiana corporation


                                        By:/s/ DANIEL N. HARGETT, SR.
                                           -------------------------------------
                                        Name:  Daniel N. Hargett, Sr.
                                             -----------------------------------
                                        Title: Chief Executive Office
                                              ----------------------------------


                                        HARGETT INVESTMENTS, L.L.C.,
                                        a Louisiana limited liability company


                                        By:/s/ DANIEL N. HARGETT, SR.
                                           -------------------------------------
                                        Name:  Daniel N. Hargett, Sr.
                                             -----------------------------------
                                        Title: Managing Member
                                              ----------------------------------




                                         CSI Purchase and Sale Agreement/Page 39